Exhibit 99.1
NEWS RELEASE
KEVIN KENNEDY STEPS DOWN FROM RAMBUS BOARD OF DIRECTORS
LOS ALTOS, Calif. — April 8, 2008 — Rambus Inc. (Nasdaq:RMBS), one of the world’s premier technology licensing companies specializing in high-speed memory architectures, today announced that Dr. Kevin Kennedy has decided to step down as Chairman and a member of the Company’s Board of Directors, effective July 1, 2008, unless a replacement Board member is named earlier. Dr. Kennedy indicated that his planned departure is due to personal reasons.
“Kevin has provided strong leadership to the Rambus board, and we are thankful for his time and dedication,” said Harold Hughes, president and chief executive officer at Rambus. “His broad industry and management experience has greatly benefited Rambus during his five years of service on the board.”
Dr. Kennedy has served as a director of Rambus since 2003, and Chairman since June 2006. Dr. Kennedy currently serves as chief executive officer and a member of the Board of Directors at JDS Uniphase Corporation. The Rambus Board of Directors will in due course determine a replacement for Chairman, as well as evaluate potential new board members.
About Rambus Inc.
 Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip architectures. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan, Korea and Taiwan. Additional information is available at www.rambus.com.
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Press Contact:
Linda Ashmore
Rambus Public Relations
(650) 947-5411
lashmore@rambus.com